Exhibit (c) (7)

DRAFT

PROJECT HEAT DISCUSSION MATERIALS

April 22, 2013

PRIVILEGED AND CONFIDENTIAL

DRAFT

REVIEW OF APAX'S REVISED PROPOSAL

TERM	DESCRIPTION
Date	• April 18, 2013
Transaction	• Acquisition of 100% of the outstanding common shares of Heat by Apax
Indicative Purchase Price	• \$42.00 per share, implying premium of – 42% to April 17 closing price; 46% to 3 month weighted average closing price • Equity Value of \$1,050mm[(1)] • Enterprise Value of \$986mm[(1)], implying multiple of – 9.7x LTM EBITDA[(2)]; 7.9x 2013E EBITDA[(3)]
Consideration	• 100% cash
Due Diligence & Other Conditions	• Proposal is subject to: – Completion of due diligence, including access to management, outside advisors and non-public information – Exclusivity period of 14 days – Negotiation and execution of definitive agreements with customary terms
Financing	• Combination of (i) debt financing underwritten by JPMorgan and Bank of America; (ii) equity underwritten by Apax; and (iii) Company's balance sheet cash • Full debt and equity commitment letters expected at execution of definitive documentation
Advisors	• Retained JPMorgan and Bank of America as financial advisors; Simpson Thacher and Richards, Layton and Finger as legal advisors; Kurt Salmon as commercial advisor; and PWC as accounting and tax advisor
Approvals	• Proposal approved by the Apax Approval Committee • Final transaction terms subject to approval by the Apax Investment Committee
Management	• Expect the current management team to remain in place • Would invite a discussion with management regarding a potential equity investment, at the appropriate time and with the special committee's approval
Other	• Proposed "customary go-shop" process of 35 days, subject to unlimited match rights for Apax • Termination fee of 1.25% of equity value during go-shop period (3.5% if post go-shop period), reverse termination fee of 5.5% of equity value • SKM funds will be making a separate investment decision with respect to the proposal generally, and specifically with respect to entering into a voting/support agreement • Apax would accept that SKM be obligated to vote its shares in favor of a superior proposal on the same pro rata basis as the votes with other shareholders • "Majority of minority" vote (excluding SKM shares) accepted if any superior proposal is also subject to the same additional "majority of minority" vote (excluding SKM shares)

Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year

(1) Based on 23.8mm basic shares outstanding; approximately 0.4mm restricted stock units and dilutive effect of in-the-money stock options (1.55mm gross options outstanding), and net debt/(cash) of (\$64)mm as of March 25, 2013

(2) Based on EBITDA of \$101mm for the twelve month period ending February 2, 2013 derived from the most recent 10-K filing

(3) Based on LRP EBITDA estimate of \$124mm for 2013E

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DRAFT

HEAT SHARE PRICE PERFORMACE SINCE SEPTEMBER 25

	Heat	S&P	Growth Teen	Other Teen	Mid-Cap Specialty	High Growth	Off-Price
Since Sept. 25	(5.4%)	7.9%	(0.4%)	5.0%	(2.9%)	(0.5%)	3.7%
Since Oct. 31	(1.8%)	10.1%	1.8%	12.5%	4.6%	1.3%	9.9%
Since Jan. 18	**(2.9%)**	**4.7%**	**21.6%**	**(8.8%)**	**(0.9%)**	**0.8%**	**5.9%**



$45.00
$40.00
$35.00
$30.00
$25.00
$20.00
Nov 8: $43.50 Counteroffer
43% premium to 11/7 price
Dec 1: $43.00 Counteroffer
50% premium to 11/30 price
Jan 22: $43.00 Counteroffer
41% premium to 1/21 price
APAX OFFERS
$38.00 – $39.00
21–24% premium to 9/24 price
$40.00
37% premium to 11/28 price
$40.50
41% premium to 11/30 price
$40.50
33% premium to 1/21 price
$42.00
42% premium to 4/17 price
Dec 1, 2012
Second valuation discussion with the Heat Special Committee
Dec 2, 2012
Apax verbal proposal at $40.50/share
Apr 18, 2013
Apax's updated proposal at $42.00/share
Jan 22, 2013
Termination of discussions
Sept 25, 2012
Apax's initial proposal at $38.00-$39.00/share
Nov 29, 2012
Apax's revised proposal at $40.00/share
Nov 2, 2012
First valuation discussion with the Heat Special Committee
Jan 22, 2013
Third valuation discussion with the Heat Special Committee
$29.58
9/25/12
10/20/12
11/14/12
12/9/12
1/3/13
1/28/13
2/22/13
3/19/13
4/19/13

Source: Factset market data as of April 19, 2013

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DRAFT

COMPARATIVE STOCK PRICE PERFORMANCE SINCE SEPTEMBER 25

Heat S&P 500 ANF ARO AEO ZUMZ TLYS XRT

Since Sept. 25 (5.4%) 7.9% 35.3% (4.7%) (12.4%) 5.5% (23.8%) 12.5% Since Oct. 31 (1.8%) 10.1% 52.9% 9.2% (10.8%) 5.8% (15.6%) 13.1%

Since Jan. 18 (2.9%) 4.7% (6.0%) (5.5%) (12.3%) 26.5% 0.1% 7.6%

45.0%

Sept 25, 2012 Nov 2, 2012

Apax’s initial

30.0% First valuation proposal at discussion with

$38.00-the Heat Special

$39.00/share

Committee

Dec 1, 2012

Second valuation

15.0% discussion with the Heat Special Committee

0.0%

(15.0%)

(30.0%) Nov 29, 2012

Apax’s revised proposal at

$40.00/share

(45.0%)

9/25/2012 10/25/2012 11/24/2012 12/24/2012

Source: Factset market data as of April 19, 2013

Dec 2, 2012

Apax verbal proposal at $40.50/share

Jan 22, 2013

Jan 22, 2013 Termination of

discussions

Third valuation

discussion with the

Heat Special

Committee

Dec 24—31

Market concerns regarding macro environment / fiscal cliff

1/23/2013

2/22/2013

35.3%

ANF

Apr 18, 2013

New Apax proposal at

$42.00/share

7.9% S&P 500 5.5% ZUMZ

(4.7%) ARO

(5.4%) Heat (12.4%) AEO

(23.8%) TLYS

3/24/2013

4/19/2013

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DRAFT

COMPARATIVE STOCK PRICE AND P/E VALUTION PERFORMANCE OF SELECT PEERS

80% 20.0x

Nov 2, 2012 Dec 1, 2012 Dec 2, 2012 Apr 18, 2013 Sept 25, 2012 Jan 22, 2013

First valuation Second valuation Apax verbal proposal Apax’ updated Apax’ initial proposal Termination of discussion with discussion with the at $40.50/share proposal at at $38.00-$39.00/share discussions the Heat Special Heat Special $42.00/share Committee Committee Jan 22, 2013 Third valuation discussion with the

40% 15.0x

Heat Special

Committee 14.5x

14.4x

Indexed

Stock 2013E P/E Performance Multiple

0% 10.0x

(5.4%) (10.8%)

Nov 29, 2012 Dec 24—31

Apax’ revised Market concerns proposal at regarding macro

$40.00/share environment / fiscal cliff

(40%) 5.0x 9/25/12 10/25/12 11/24/12 12/24/12 1/23/13 2/22/13 3/24/13 4/19/13

(1) (1) (2) (2)

Composite Stock Performance Heat Stock Performance Composite 2013E P/E Heat 2013E P/E

Source: Factset as of April 19, 2013

Notes: (1) Composite index is based on 50% American Eagle, 25% Tilly’s and 25% Zumiez

(2) Rolling P/E based on next twelve month projected earnings based on IBES consensus estimates

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DRAFT

COMPARISON OF HEAT FINANCIAL PROJECTIONS & VALUATION BENCHMARKS – CURRENT vs. PAST

SELECT HEAT CONSENSUS ESTIMATES FOR FY2013E SELECT HEAT VALUATION METRICS

% • (Current vs. Past) % • (Current vs. Past)

$1,034 Stock $30.5

Sales ( 3.0%) $1,034—Price $29.6

Analyst Median: $35

Gross $397 Target $30-$44 ( 5.7%)(1)

Profit $400 0.8% Price

Range $31-$40

Median: $33

FY 2013E $120 5.9x

EBITDA (1.7%) EV/ (3.4%) $118 EBITDA 5.7x

$2.16 FY 2013E 14.1x

EPS (5.1%) 2.1% $2.05 P/E 14.5x

As of January 18, 2013

As of April 19, 2013

Source: Company management, IBES consensus estimates, Factset

Notes: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year. Chart scales are adjusted to show variability of various financial metrics (1) Based on median analyst target price estimates

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DRAFT

PUBLIC TRADING COMPARABLES

EV / 2013E EBITDA

Other Teen Peers 18.8x Growth Teen Peers

Mid-Cap Specialty Peers

Median 12.4x

Large-Cap Specialty Peers 15.6x

High Growth Peers

13.1x

Off Price Peers 12.4x

11.6x Median 8.6x

11.1x 11.7x

Median 6.5x Median 6.8x

Median 6.2x 9.6x 9.1x 9.1x 8.5x 8.6x 7.4x 6.7x 7.0x 6.8x

Median 5.2x 67x . 5.8x

5.7x 5.7x 5.7x 5.6x 5.9x 5.3x 5.2x 4.9x 4.7x 4.4x 4.3x 4.0x

NA NA

Inc . Inc . Ann TJX Heat Seal Male Bank Eagle Topic Fossil Stores ASNA

Tilly’s A Trends CATO BEBE Brands Buckle Chico’s Armour TUMI Bradley Zumiez Sunwear Gap Wet Outfitters Aeropostale merican Abercrombie Casual Christopher Hot Destination Jos Citi acific Guess? Under Lululemon Francesca’s Vera Ross rban Limited A P U

(0.2) 0.8 (0.8) (0.7) 1.4 0.5 6.7 5.4 (17.6) 1.6 (0.4) 0.3 0.2 (0.1) NA NA (1.1) 0.2 0.4 0.6 0.6 (0.4) (0.5) 3.6 2.1 (1.7) (1.1) (1.1) (0.3) 0.3 0.6 (0.1)

• from Jan 18

• • •• •• •• • • • •• • •• • ••• • •• •• • ••• •• •

Source: Company Filings, Factset market data as of April 19, 2013

Note: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year

Confidential 7

PUBLIC TRADING COMPARABLES

P/ 2013E EPS

Other Teen Peers

Growth Teen Peers

Mid-Cap Specialty Peers

Large-Cap Specialty Peers

High Growth Peers

Off Price Peers

24.2x 24.2x

Median 16.7x

20.8x

Median 13.6x

17.2x Median 14.2x

16.2x 15.5x

14.5x 14.3x

13.6x 12.8x 12.8x Median 12.8x 14.2x 14.0x

12.5x 13.0x

12.3x 12.2x

NM NM NM NM NM NM

. Inc Inc . Ann Heat Bank Seal Male Eagle Topic Tilly’s A CATO BEBE Brands Chico’s Buckle Trends Zumiez Sunwear Gap Wet Outfitters Aeropostale Abercrombie American Hot Destination Jos Christopher Casual Citi Pacific Limited Guess?

Urban

0.4 8.5 (0.6) (1.1) 3.0 3.0 4.1 (1.2) 1.5 0.8 NA NA NA NA NA NA (1.2) 1.1 3.1 1.4 (0.4) 0.1 0.0 • from Jan 18 •• •• •• • • •• • ••••• • ••• • ••

Source: Company Filings, Factset market data as of April 19, 2013

Note: Financial results for a stated year represent financials for the 12 month period ending January 31 of the following year

DRAFT

38.1x

34.7x

Median 23.1x

24.9x

Median 16.3x

21.4x

16.8x 16.3x

15.3x

12.1x 12.5x

TUMI Fossil TJX Stores ASNA Armour Bradley Lululemon Francesca’s Vera Ross Under

7.7 5.3 (2.2) (1.5) (1.5) (0.2) 0.9 1.4 0.6

•• •••• •••

Confidential 8

DRAFT

COMMENTARY ON MATERIAL PERFORMANCE CHANGES OF SELECT PEERS

KEY EVENTS SINCE 1/18

(12.3%) stock price decline since 1/18	• AEO's stock price fell by 10% when it reported 4Q12 results. The company underperformed same store sales growth by 20% and also underperformed EPS and sales expectations
AÉROPOSTALE *8.5 increase in P / 2013E EPS multiple since 1/18*	• ARO's P / 2013E EPS multiple has widened as a result of deteriorating EPS prospects for 2013. Consensus 2013 EPS almost halved from \$0.88 in January 2013 to \$0.54 in April 2013. The lower expectations for 2013 result from a disappointing performance in 4Q2012, since ARO's normalized reported EPS was nearly half of consensus analyst expectations • When issuing a profit warning on 1/10/13 for 4Q12, CEO Thomas Johnson commented: "*Following a strong Black Friday weekend, sales and traffic trends deteriorated significantly in December. From a merchandise perspective our core basics businesses, particularly graphics and fleece, remained challenged.*"
zumiez *26.5% increase in stock price since 1/18*	• Zumiez's exceptional stock price performance since 1/18 has been a reflection of its rapid sales growth and positive earnings momentum • On 2/6/13, ZUMZ reported a sales increase of ~60% for the five-week period ended 2/2/13 compared to the previous year and its stock price rose by 11% between 2/5/13 and 2/7/13 • The market also welcomed its fourth quarter results with a stock appreciation of 5% as ZUMZ outperformed consensus EPS • On 4/10/13, ZUMZ reported ~20% YoY sales growth for the five-week period ended 3/31/13. Guidance for 1Q13 when the company reported 4Q12 earnings suggested a 10% YoY change instead. As a result of the increased earnings expectations for 2013, ZUMZ's stock price went up by 13%

Source: Factset, Company filings

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